EXHIBIT 99.1

1111 South Arroyo Parkway 7084 P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release

FOR IMMEDIATE RELEASE	October 29, 2003

        For additional information contact:

    John W. Prosser, Jr.

    Senior Vice President, Finance and Administration

    626.578.6803

Jacobs Engineering Group Inc. Reports Record Fiscal 2003 Earnings

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE: JEC) today announced audited net earnings of $128.0 million, or $2.27 per diluted share, on revenues of $4.6 billion for the fiscal year ended September 30, 2003. This compares to net earnings of $109.7 million, or $1.98 per diluted share, on revenues of $4.6 billion for fiscal 2002.

For the fourth quarter of fiscal 2003, Jacobs reported net earnings of $33.5 million, or $0.59 per diluted share, on revenues of $1.1 billion. This compares to net earnings of $29.0 million, or $0.52 per diluted share, on revenues of $1.2 billion for the fourth quarter of fiscal 2002.

Jacobs also announced backlog at September 30, 2003 totaling $7.0 billion, including a technical professional services component of $3.4 billion. This compares to total backlog and technical professional services backlog of $6.7 billion and $3.0 billion, respectively, at September 30, 2002.

Commenting on the results for the year, Jacobs CEO Noel G. Watson stated, “Fiscal 2003 was a very successful year for the Company. Our net earnings were up 16.7% and our earnings per share were up 14.6% from fiscal 2002. In addition, we had record sales in the quarter. I’m very pleased to report more than $7.0 billion in backlog. The fourth quarter of fiscal 2003 included particularly strong new awards from our Federal Programs and Oil & Gas customers.”

Jacobs taped webcast on the Internet at www.jacobs.com is accessible from any touch-tone phone and will be available 24 hours a day through November 6, 2003. The dial-in number for the audio replay is 719.457.0820 (reference code 223521).

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

Jacobs Engineering Group Inc.

JACOBS	Press Release
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Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Management’s Discussion and Analysis filed as part of Exhibit 13 to the Company’s 2002 Annual Report on Form 10-K.

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JACOBS	Press Release
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Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended September 30		Twelve Months Ended September 30
	2003	2002	2003	2002

Revenues	$1,063,210	$1,211,742	$4,615,601	$4,555,661
Costs and Expenses:
Direct costs of contracts	(905,344)	(1,060,225)	(3,989,714)	(3,971,984)
Selling, general and administrative expenses	(106,658)	(106,057)	(428,772)	(411,307)

Operating Profit	51,208	45,460	197,115	172,370
Other Income (Expense):
Interest income	573	554	1,356	2,359
Interest expense	(687)	(1,694)	(3,252)	(7,496)
Miscellaneous income, net	491	325	1,720	1,521

Total other income (expense)	377	(815)	(176)	(3,616)

Earnings Before Taxes	51,585	44,645	196,939	168,754
Income Tax Expense	(18,055)	(15,625)	(68,929)	(59,064)

Net Earnings	$33,530	$29,020	$128,010	$109,690

Earnings Per Share:
Basic	$0.60	$0.53	$2.32	$2.03
Diluted	0.59	0.52	2.27	1.98

Weighted Average Shares Used to
Calculate Earnings Per Share:
Basic	55,538	54,491	55,145	54,136
Diluted	56,981	55,560	56,392	55,396

JACOBS	Press Release
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Other Operational Information (in thousands)

	Three Months Ended September 30		Twelve Months Ended September 30
	2003	2002	2003	2002
Revenues by Major Component:
Technical professional services	$514,114	$540,107	$2,120,632	$2,153,540
Field services	549,096	671,635	2,494,969	2,402,121

Total	$1,063,210	$1,211,742	$4,615,601	$4,555,661

Depreciation Before Taxes	$8,681	$9,135	$35,350	$35,087

Capital Expenditures	$5,012	$11,200	$25,804	$37,182

Selected Balance Sheet and Backlog Information (in thousands):

	At September 30,
	2003	2002

Balance Sheet Information:
Cash and cash equivalents	$126,155	$48,469
Net working capital	358,683	234,486
Total debt	18,273	91,694
Stockholders’ equity	842,083	689,613

Backlog Information:
Technical professional services	$3,383,200	$3,045,600
Field services	3,657,800	3,628,600

Total	$7,041,000	$6,674,200